UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 20, 2023

GAN Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-39274	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

400 Spectrum Center Drive

Suite 1900

Irvine, CA 92618

(Address of principal executive offices, including ZIP code)

(833) 565-0550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.01 par value	GAN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David D. Ross

Effective December 20, 2023, David D. Ross was appointed to the board of directors (the “Board”) of GAN Limited (the “Company”), as a Class I Director, who will serve until the 2024 annual meeting of shareholders.

Mr. Ross, age 59, currently serves as Chief Executive Officer of Gaming Asset Management Enterprises, LLC, a Nevada based holding company which owns a 50% interest in a Northern Nevada casino, a position he has held since 2018. Since 2014 to the present, Mr. Ross has also served as Chief Executive Officer of Gaming Asset Management Advisers, LLC, a Nevada based company focused on the gaming and hospitality industry. Prior to these positions, Mr. Ross was the chief executive officer and member of the board of Affinity Gaming from 2011 through 2014. Mr. Ross has over 35 years of experience in the gaming and hospitality industry, including currently serving as President and member of the board of directors of the JW Marriott – Rampart Casino in Las Vegas and previously serving as Chairman of the board of directors of DEQ Systems, a gaming technology company. Mr. Ross earned his Master of Science in Hotel Administration and his Bachelor of Arts in Business Management from the University of Nevada, Las Vegas.

There was no understanding or arrangement between Mr. Ross and any other person pursuant to which Mr. Ross was elected as a director and he is not party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Ross will be entitled to receive for his services as a non-employee director compensation consisting of annual retainer fees.

A copy of the Company’s news release dated December 22, 2023 announcing the appointment of Mr. Ross is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this report by reference. The information in the attached exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, as amended, nor incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly stated by specific reference in such filing.

Resignation of Michael Smurfit, Jr.

Mr. Smurfit provided notice of his resignation from the Board of the Company, and from his role as member of the Audit Committee and Compensation Committee, and from his role as Chair of the Nominating and Corporation Governance Committee, all of which will be effective December 31, 2023. Mr. Smurfit’s resignation was not the result of any disagreement with the Company regarding the Company’s operations, policies or practices.

Important Additional Information:

In connection with the proposed transaction referenced in Exhibit 99.1 hereto, the Company has filed with the U.S. Securities and Exchange Commission (“SEC”) a preliminary proxy statement and other relevant documents concerning the proposed transaction. The preliminary proxy statement and other materials filed with the SEC contains important information regarding the merger, including, among other things, the recommendation of the Company’s Board of Directors with respect to the Merger. SHAREHOLDERS ARE ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT AND OTHER PROXY MATERIALS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You are able to obtain the preliminary proxy statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the preliminary proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to GAN Limited, 400 Spectrum Centre Drive, Suite 1900, Irvine, CA 92618, Attention: Corporate Secretary.

The Company and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction described in the news release. Information regarding the Company’s directors and executive officers is available in the Company’s preliminary proxy statement on Schedule 14A, which was filed with the SEC on December 15, 2023. Investors and stockholders can obtain more detailed information regarding the direct and indirect interests of the Company’s directors and executive officers in the proposed transaction by reading the preliminary proxy statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

99.1	Press Release Dated December 22, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAN Limited

Date: December 22, 2023	By:	/s/ Sylvia Tiscareño
Sylvia Tiscareño
Chief Legal Officer & Corporate Secretary